Exhibit 99

Contacts:	Thomas F. Kirk	(512) 777-3800
	George E. McHenry	(512) 777-3800
	Thomas C. Hofmeister	(512) 777-3800

News Release

Hanger Orthopedic Group Reports 15.8% Growth in First Quarter 2012 Diluted EPS to $0.22

Austin, Texas,  May 2, 2012— — Hanger Orthopedic Group, Inc. (NYSE:HGR) announced net sales of $218.1 million for the quarter ended March 31, 2012, an increase of $17.7 million, or 8.8%, from $200.4 million for the first quarter of 2011.   Diluted earnings per share increased 15.8% to $0.22 for the first quarter of 2012 compared to adjusted diluted earnings per share of $0.19 in the same period in 2011. Adjusted diluted earnings per share for the quarter ended March 31, 2011 exclude $0.01 of cost incurred to relocate the Company’s headquarters.  Diluted earnings per share for the three months ended March 31, 2011 were $0.18.

The $17.7 million, or 8.8%, increase in sales for the first quarter of 2012 was the result of a $11.4 million, or 7.1%, increase in same-center sales in the Patient-Care Services segment; a $4.4 million increase from acquired entities; a $2.8 million, or 11.9%, increase in sales in the Distribution segment; and a $0.9 million decrease from the Therapeutic Solutions segment.  The increase in revenues resulted in a 6.4%, or $1.2 million, increase in income from operations to $20.0 million for the three months ended March 31, 2012 compared to adjusted income from operations of $18.8 million for the same period in 2011.   Adjusted income from operations excludes $0.4 million of cost related to the relocation of the Company’s headquarters for the quarter ended March 31, 2011.  Income from operations for the 2011 period was $18.4 million.

The Company’s cash flow from operations increased $13.6 million to $1.3 million during the quarter ended March 31, 2012, compared to a use of $12.3 million for the first quarter of 2011.  As of March 31, 2012, the Company had $131.7 million in total liquidity, which included $32.2 million of cash and $99.5 million available under its revolving credit facility, net of $0.5 million of letters of credit.  The Company’s leverage ratio, as defined in its credit facilities, was 3.0 at March 31, 2012 and December 31, 2011.

“Our Patient-Care Services and Distribution segments delivered strong revenue growth, which drove 15.8% growth in diluted earnings per share,” commented Thomas F. Kirk, Chief Executive Officer of Hanger Orthopedic Group.  “We are very pleased with the strength of this performance and remain confident in achieving our full year guidance. Never the less, we expect the regulatory and reimbursement environment to remain challenging though the remainder of 2012.”

The Company expects full year 2012 revenues of between $970 million and $990 million resulting from a comparable store sales growth in our Patient-Care Services and Distribution segments of 3% to 5%. We expect flat to slightly higher revenues in our Therapeutic Services segment for the year, with sales in the first half of the year down then trending up the second half as the rate of new contracts accelerates. The Company anticipates diluted earnings per share between $1.72 and $1.79 excluding approximately $2.8 million in one-time, pretax costs which are primarily training costs related to the implementation of Janus, the Company’s new practice management and billing system. As in past years, the Company’s goal is to increase operating margins by twenty to forty basis points. The Company anticipates generating cash flow from operations between $70 million and $80 million in 2012 and investing a total of $40 million to $50 million in capital additions.  During 2012 the Company will continue its acquisition program with a goal of closing acquisitions that total approximately $20 million in annualized revenues.

A conference call to discuss these results is scheduled to begin at 9:00 a.m., EDT, on Thursday, May 3, 2012. Those wishing to participate should call 1-877-312-5846. In addition, a replay will be available until Friday, May 11, 2012, by dialing 1-855-859-2056 and referencing Conference ID # 66359345.

About Hanger — Hanger Orthopedic Group, Inc., headquartered in Austin, Texas, is the world’s premier provider of services and products that enhance human physical capability. Hanger provides orthotic and prosthetic patient care services, distributes O&P devices and components and provides therapeutic solutions to the broader post-acute market.  Hanger is the largest owner and operator of orthotic and prosthetic patient care centers, with in excess of 700 O&P patient care centers located in 45 states and the District of Columbia.  Hanger, through its subsidiary Southern Prosthetic Supply, is also the largest distributor of branded and private label O&P devices and components in the United States.  Hanger provides therapeutic solutions through its subsidiaries Innovative Neurotronics and Accelerated Care Plus.  Innovative Neurotronics introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide.  Accelerated Care Plus is a developer of specialized rehabilitation technologies and the nation’s leading provider of evidence-based clinical programs for post-acute rehabilitation, serving more than 4,000 long-term care facilities and other sub-acute rehabilitation providers throughout the U.S.  For more information on Hanger, visit www.hanger.com.

This document contains forward-looking statements relating to the Company’s results of operations.  The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  Statements relating to future results of operations in this document reflect the current views of management.  However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products and the other factors identified in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934.  The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

Hanger Orthopedic Group, Inc

(in thousands, except for share and per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2012	2011
Income Statement:
Net sales	$218,091	$200,439
Cost of goods sold - materials	64,098	58,108
Personnel costs	83,619	78,889
Other operating expenses	42,133	37,390
Relocation expenses	—	376
Depreciation and amortization	8,285	7,292
Income from operations	19,956	18,384
Interest expense	7,777	8,379
Income before taxes	12,179	10,005
Provision for income taxes	4,624	3,792
Net income	$7,555	$6,213

Basic Per Common Share Data:
Net income	$0.22	$0.19
Shares used to compute basic per share amounts	34,036,539	33,360,840

Diluted Per Common Share Data:
Net income	$0.22	$0.18
Shares used to compute diluted per share amounts	34,639,660	34,134,067

Reconciliation of GAAP financial measures to Non-GAAP financial measures

Income from Operations	$19,956	$18,384
Relocation expenses	—	376
Acquisition expenses	—	—
Adjusted Income from Operations	$19,956	$18,760

Net income	$7,555	$6,213
Relocation expenses	—	376
Acquisition expenses	—	—
Tax effect of adjustments	—	(147)
Adjusted net income	$7,555	$6,442

Adjusted net income per diluted share	$0.22	$0.19

	Three Months Ended
	March 31,
	2012	2011
Income Statement as a % of Net Sales:
Net sales	100.0%	100.0%
Cost of goods sold - materials	29.4%	29.0%
Personnel costs	38.3%	39.4%
Other operating expenses	19.3%	18.7%
Relocation expenses	0.0%	0.2%
Depreciation and amortization	3.8%	3.6%
Income from operations	9.2%	9.1%
Interest expense	3.6%	4.2%
Income before taxes	5.6%	4.9%
Provision for income taxes	2.1%	1.9%
Net income	3.5%	3.0%

Adjusted income from operations	9.2%	9.4%
Adjusted net income	3.5%	3.2%

Hanger Orthopedic Group, Inc

( in thousands, except for statistical data)

(Unaudited)

	Three Months Ended
	March 31,
	2012	2011
Cash Flow Data:
Cash flow provided by operations	$1,292	$(12,311)
Capital expenditures	$5,316	$5,437
Increase/(decrease) in cash and cash equivalents	$(10,648)	$(16,642)

	March 31, 2012	December 31, 2011
Balance Sheet Data:
Cash and cash equivalents	$32,248	$42,896
Days Sales Outstanding (DSO’s)	51	54
Working Capital	$250,916	$241,729
Total Debt	$506,095	$508,033
Shareholders’ Equity	$439,836	$429,664

	Three Months Ended
	March 31,
	2012	2011
Revenue Mix:
Patient-care services	81.0%	80.2%
Distribution	12.0%	11.7%
Therapeutic solutions	7.0%	8.1%

Patient Care Payor Mix:
Commercial and other	58.8%	59.6%
Medicare	29.2%	28.3%
Medicaid	5.9%	6.6%
VA	6.1%	5.5%

Management relies on the non-GAAP items as the primary measures to review and assess operating performance and management teams. The Company believes it is useful to investors to provide disclosures of its operating results on the same basis as that used by management.  Management and investors also review the non-GAAP items to evaluate the Company’s overall performance and to compare its current operating results with corresponding periods and with other companies in the health care industry. You should not consider the non-GAAP items in isolation or as a substitute for net income, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because the non-GAAP items are not measures of financial performance under accounting principles generally accepted in the United States and are susceptible to varying calculations, they may not be comparable to similarly titled measures of other companies.  Adjusted net income, Adjusted income from operations, and Adjusted net income per diluted share are the non-GAAP financial measures.